Exhibit 99

Primoris Services Corporation Reports Third Quarter 2021 Results

Dallas, TX – Nov. 8, 2021– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its third quarter ended September 30, 2021 and updated the Company’s outlook.

For the third quarter 2021, Primoris reported the following highlights (1):

●	Revenue of $913.2 million
o	Energy/Renewables Segment revenue up 11 percent
o	Utility Segment revenue up 10 percent
●	Net income attributable to Primoris of $44.1 million
●	Fully diluted earnings per share (“EPS”) of $0.81
●	Adjusted net income attributable to Primoris (“Adjusted Net Income”) of $48.5 million
●	Adjusted diluted earnings per share (“Adjusted EPS”) of $0.89
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $94.7 million
●	Authorized $25 million share repurchase program
●	Maintained quarterly dividend of $0.06
●	Backlog of $2.7 billion as of quarter-end
●	Master Service Agreements (“MSA”) Backlog of $1.5 billion as of quarter-end, 53 percent of total backlog

2021 Year-to-date highlights (1):

●	Revenue of $2.6 billion
o	Utility Segment revenue up 21 percent
o	Energy/Renewables Segment revenue up 16 percent
●	Net income attributable to Primoris of $86.2 million, up 18 percent
●	EPS of $1.63, up 9 percent
●	Adjusted Net Income of $108.0 million, up 31 percent
●	Adjusted EPS of $2.04, up 21 percent
●	Adjusted EBITDA of $230.8 million, up 25 percent

(1)	Please refer to “Non-GAAP Measures” and Schedule 1, 2 and 3 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Our results show the strength of our overall business model and the strategic value of the acquisitions we have made in recent years to position ourselves in key markets as our economy moves toward a lower-carbon future,” said Tom McCormick, President and Chief Executive Officer of Primoris. “We’ve said all along that we have tremendous opportunities. The $130 million solar project we announced last week is a good sign of things to come in this market and the fourth quarter is shaping up to be even stronger. With the passage of the Infrastructure Investment and Jobs Act, we expect additional growth in our Utilities and Energy/Renewable segments over the next several years.”

Summarizing the segment results for the quarter, McCormick noted: “Our project execution continued to provide solid returns throughout the third quarter. Our Energy/Renewable Segment led the revenue growth with an 11 percent increase compared to the same period in 2020, driven by utility-scale solar projects. This segment also increased gross profit by 31 percent compared to the same period of 2020. Our Utilities Segment revenue increased by 10 percent for the quarter powered by the addition of Future Infrastructure. As expected, our Pipeline Services Segment revenue declined, although our gross profit, as a percentage of revenue, increased to 26 percent, compared to 13 percent in the same period in 2020, primarily due to the favorable impact from the closeout of multiple pipeline projects.”

2021 Third Quarter Results

Revenue was $913.2 million for the three months ended September 30, 2021, a decrease of $29.5 million, or 3 percent, compared to the same period in 2020. The decrease was primarily due to lower revenue in the Pipeline segment, partially offset by growth in the Energy/Renewables and Utilities segments, including $65.1 million from the acquisition of Future Infrastructure Holdings, LLC (“FIH”). Gross profit was $127.4 million for the three months ended September 30, 2021, an increase of $3.8 million, or 3 percent, compared to the same period in 2020. The increase was primarily due to the acquisition of FIH ($11.4 million) and an increase in margins from legacy operations, partially offset by a net decrease in revenue from the Company’s legacy operations. Gross profit as a percentage of revenue increased to 14 percent for the three months ended September 30, 2021, compared to 13 percent for the same period in 2020.

Beginning with the third quarter of 2021, the Company initiated the inclusion of Non-GAAP financial measures. The Company believes these measures enable investors, analysts and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. Please refer to “Non-GAAP Measures” and Schedule 1, 2 and 3 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.

During the third quarter of 2021, net income attributable to Primoris was $44.1 million compared to $43.9 million in the previous year. Adjusted Net Income was $48.5 million for the third quarter compared to $45.3 million for the same period in 2020. EPS was $0.81 compared to $0.90 in the previous year. Adjusted EPS was $0.89 for the third quarter of 2021 compared to $0.93 for the third quarter of 2020. Both EPS and Adjusted EPS were affected by the 4.5 million shares from the secondary offering in the first quarter of 2021. Adjusted EBITDA was $94.7 million for the third quarter of 2021, an increase of 8 percent, compared to $87.9 million for the same period in 2020.

Beginning with the first quarter of 2021, the Company consolidated and reorganized its operating segments. The three segments are: Utilities, Energy/Renewables and Pipeline Services. Revenue and gross profit for the segments for the three and nine months ended September 30, 2021 and 2020 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended September 30,
	2021		2020
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$454,654	49.8%	$413,205	43.8%
Energy/Renewables	351,026	38.4%	315,115	33.5%
Pipeline	107,565	11.8%	214,380	22.7%
Total	$913,245	100.0%	$942,700	100.0%

	For the nine months ended September 30,
	2021		2020
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$1,215,087	46.5%	$1,003,282	38.7%
Energy/Renewables	1,038,900	39.8%	895,415	34.5%
Pipeline	359,197	13.7%	695,462	26.8%
Total	$2,613,184	100.0%	$2,594,159	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

For the three months ended September 30,
2021	2020

		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$63,715	14.0%	$68,135	16.5%
Energy/Renewables	35,926	10.2%	27,501	8.7%
Pipeline	27,795	25.8%	28,045	13.1%
Total	$127,436	14.0%	$123,681	13.1%

	For the nine months ended September 30,
	2021		2020
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$134,280	11.1%	$130,286	13.0%
Energy/Renewables	111,825	10.8%	70,605	7.9%
Pipeline	74,538	20.8%	71,567	10.3%
Total	$320,643	12.3%	$272,458	10.5%

Utilities Segment (“Utilities”): Revenue increased by $41.4 million, or 10 percent, for the three months ended September 30, 2021, compared to the same period in 2020, primarily due to the FIH acquisition ($65.1 million), partially offset by decreased activity from the impact of customer project and material delays. Gross profit for the three months ended September 30, 2021 decreased by $4.4 million, or 7 percent, compared to the same period in 2020, primarily due to lower margins from the Company’s legacy operations, partially offset by the incremental impact of the FIH acquisition ($11.4 million). Gross profit as a percentage of revenue decreased to 14 percent during the three months ended September 30, 2021, compared to 17 percent in the same period in 2020, primarily due to customer project and material delays and a decrease in higher margin storm work in 2021, as well as strong performance and favorable margins realized on projects in the Southeast in 2020.

Energy and Renewables Segment (“Energy/Renewables”): Revenue increased by $35.9 million, or 11 percent, for the three months ended September 30, 2021, compared to the same period in 2020, primarily due to increased renewable energy activity ($67.9 million), partially offset by the substantial completion of an industrial project in California early in the third quarter of 2021. Gross profit for the three months ended September 30, 2021, increased by $8.4 million, or 31 percent, compared to the same period in 2020, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 10 percent during the three months ended September 30, 2021, compared to 9 percent in the same period in 2020, primarily due to higher costs associated with a liquified natural gas plant project in the Northeast in 2020.

Pipeline Services (“Pipeline”): Revenue decreased by $106.8 million, or 50 percent, for the three months ended September 30, 2021, compared to the same period in 2020. The decrease is primarily due to the substantial completion of pipeline projects in 2020 ($127.0 million), partially offset by progress on a pipeline project in Texas that began in the second half of 2020. Gross profit for the three months ended September 30, 2021 decreased by $0.3 million, or 1 percent, compared to the same period in 2020, primarily due to higher margins, partially offset by lower revenue. Gross profit as a percentage of revenue increased to 26 percent during the three months ended September 30, 2021, compared to 13 percent in the same period in 2020, primarily due to the favorable impact from the closeout of multiple pipeline projects in 2021 and higher costs on a Texas pipeline project in 2020, partially offset by strong performance and favorable margins realized on a Texas pipeline project in 2020.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $61.7 million during the three months ended September 30, 2021, an increase of $4.7 million, or 8.3 percent compared to 2020, primarily due to $6.5 million of incremental expense from the FIH acquisition during the period. SG&A expense as a percentage of revenue increased to 6.8 percent compared to 6.0 percent for the corresponding period in 2020, primarily due to increased expense as the Company integrates FIH into its operations, as well as lower revenue from the Company’s legacy operations.

Transaction and related costs were $0.4 million for the three months ended September 30, 2021, an increase of $0.3 million compared to 2020, primarily due to professional fees paid to advisors associated with the FIH integration in 2021.

Interest expense, net for the three months ended September 30, 2021, was comparable to the same period in 2020 primarily due to higher average debt balances from the borrowings incurred related to the FIH acquisition, offset by a lower weighted average interest rate.

The Company recorded income tax expense for the three months ended September 30, 2021 of $16.7 million compared to expense of $17.9 million for the three months ended September 30, 2020. The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 27.5 percent for the three months ended September 30, 2021. The effective tax rate on income attributable to Primoris (excluding noncontrolling interest) is expected to be 27.5 percent for 2021. The 2021 rate differs from the U.S. federal statutory rate of 21.0 percent primarily due to state income taxes and nondeductible components of per diem expenses.

Outlook

The Company is updating its estimates for the year ending December 31, 2021 as a result of the headwinds from both project and material delays related to the COVID-19 pandemic and customer supply chain issues. Net income attributable to Primoris is expected to be between $2.10 and $2.20 per fully diluted share. Adjusted EPS is estimated in the range of $2.61 to $2.71 for 2021. The per share range takes into account the dilution from the 4.5 million additional shares issued under the Company’s secondary offering during the first quarter of 2021.

The Company is targeting SG&A expense as a percentage of revenue in the mid-six percent range for full year 2021. Primoris expects its SG&A percent will decrease in 2022 upon completion of its integration of FIH. The Company estimates capital expenditures for the remainder of 2021 in the range of $10 to $20 million. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 12 to 14 percent; Energy/Renewables in the range of 9 to 12 percent; and Pipeline Services in the range of 9 to 13 percent.

The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting, acquisitions or dispositions or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.primoriscorp.com.

Backlog

	Backlog at September 30, 2021 (in millions)
Segment	Fixed Backlog	MSA Backlog	Total Backlog
Utilities	$62	$1,288	$1,350
Energy/Renewables	1,107	115	1,222
Pipeline	113	54	167
Total	$1,282	$1,457	$2,739

At September 30, 2021, Fixed Backlog was $1.3 billion and MSA Backlog was $1.5 billion. Total Backlog at the end of the third quarter 2021 was $2.7 billion. MSA Backlog represents estimated MSA revenue for the next four quarters. The Company expects that during the next four quarters, the Company will recognize as revenue approximately 88 percent of the total backlog at September 30, 2021, comprised of backlog of approximately: 100 percent of Utilities; 73 percent of Energy/Renewables; and 100 percent of Pipeline.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenues from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog. At any time, any project may be cancelled at the convenience of customers.

Liquidity and Capital Resources

At September 30, 2021, the Company had $199.0 million of unrestricted cash and cash equivalents. The Company had no outstanding borrowings under the revolving credit facility, commercial letters of credit outstanding were $44.5 million and the available borrowing capacity was $155.5 million.

Dividend

The Company also announced that on November 3, 2021, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on December 31, 2021, payable on January 14, 2022.

Share Repurchase Program

On November 3, 2021, the Company’s Board of Directors authorized a share repurchase program for the repurchase of up to $25 million of the Company’s outstanding common stock. Under the share repurchase program, the Company can, depending on market conditions, share price and other factors, acquire shares of its common stock on the open market or in privately negotiated transactions. The program will expire December 31, 2022.

Response to the COVID-19 Pandemic

The Company continues to take steps to protect its employees’ health and safety during the COVID-19 pandemic. Primoris has a written corporate COVID-19 Plan in place, as well as Business Continuity Plans (by business unit and segment), based on guidelines from the U.S. Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, and their Canadian counterparts.

Conference Call and Webcast

As previously announced, management will host a teleconference call on Tuesday, November 9, 2021, at 9 a.m. U.S. Central Time (10 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and financial outlook.

Investors and analysts are invited to participate in the call by phone at 1-833-476-0954, or internationally at 1-236-714-2611 (access code: 4449678) or via the Internet at www.primoriscorp.com. A replay of the call will be available on the Company’s website or by phone at 1-800-585-8367, or internationally at 1-416-621-4642 (access code: 4449678), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.primoriscorp.com. Once at the Investor Relations section, please click on “Events & Presentations.”

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading specialty contractor providing critical infrastructure services to the utility, energy/renewables and pipeline services markets throughout the United States and Canada. The Company supports a diversified base of blue-chip customers with engineering, procurement, construction and maintenance services. A focus on multi-year master service agreements and an expanded presence in higher-margin, higher-growth markets such as utility-scale solar facility installations, renewable fuels, electrical transmission and distribution systems and communications infrastructure have also increased the Company’s potential for long-term growth. Additional information on Primoris is available at www.primoriscorp.com.

Forward Looking Statements

This press release contains certain forward-looking statements, including our outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services macroeconomic impacts arising from the long duration of the COVID-19 pandemic, including labor shortages and supply chain disruptions; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including severe weather conditions, public health crises and pandemics (such as COVID-19), political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Brook Wootton
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bwootton@prim.com

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$913,245	$942,700	$2,613,184	$2,594,159
Cost of revenue	785,809	819,019	2,292,541	2,321,701
Gross profit	127,436	123,681	320,643	272,458
Selling, general and administrative expenses	61,706	56,980	172,885	152,753
Transaction and related costs	447	117	14,823	154
Operating income	65,283	66,584	132,935	119,551
Other income (expense):
Foreign exchange loss, net	—	(77)	(443)	(141)
Other income, net	181	98	555	816
Interest expense, net	(4,698)	(4,715)	(14,154)	(17,172)
Income before provision for income taxes	60,766	61,890	118,893	103,054
Provision for income taxes	(16,710)	(17,947)	(32,694)	(29,883)
Net income	44,056	43,943	86,199	73,171

Net income attributable to noncontrolling interests	(3)	(2)	(6)	(8)

Net income attributable to Primoris	$44,053	$43,941	$86,193	$73,163

Dividends per common share	$0.06	$0.06	$0.18	$0.18

Earnings per share:
Basic	$0.82	$0.91	$1.65	$1.51
Diluted	$0.81	$0.90	$1.63	$1.50

Weighted average common shares outstanding:
Basic	53,769	48,253	52,354	48,370
Diluted	54,367	48,574	52,887	48,712

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$199,025	$326,744
Accounts receivable, net	554,501	432,455
Contract assets	411,262	325,849
Prepaid expenses and other current assets	52,444	30,218
Total current assets	1,217,232	1,115,266
Property and equipment, net	434,307	356,194
Operating lease assets	173,198	207,320
Deferred tax assets	1,919	1,909
Intangible assets, net	172,165	61,012
Goodwill	584,681	215,103
Other long-term assets	14,491	12,776
Total assets	$2,597,993	$1,969,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$315,276	$245,906
Contract liabilities	202,116	267,227
Accrued liabilities	234,004	200,673
Dividends payable	3,228	2,887
Current portion of long-term debt	68,028	47,722
Total current liabilities	822,652	764,415
Long-term debt, net of current portion	610,556	268,835
Noncurrent operating lease liabilities, net of current portion	110,819	137,913
Deferred tax liabilities	8,870	13,548
Other long-term liabilities	67,708	70,077
Total liabilities	1,620,605	1,254,788
Commitments and contingencies
Stockholders’ equity
Common stock	6	5
Additional paid-in capital	275,155	89,098
Retained earnings	701,210	624,694
Accumulated other comprehensive income	974	958
Noncontrolling interest	43	37
Total stockholders’ equity	977,388	714,792
Total liabilities and stockholders’ equity	$2,597,993	$1,969,580

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net income	$86,199	$73,171
Adjustments to reconcile net income to net cash provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	78,865	62,558
Stock-based compensation expense	9,146	1,730
Gain on sale of property and equipment	(13,075)	(6,198)
Unrealized (gain) loss on interest rate swap	(3,183)	3,856
Other non-cash items	823	295
Changes in assets and liabilities:
Accounts receivable	(69,659)	(91,741)
Contract assets	(54,262)	(16,783)
Other current assets	(21,795)	9,707
Other long-term assets	477	1,073
Accounts payable	57,698	16,533
Contract liabilities	(67,821)	63,682
Operating lease assets and liabilities, net	(1,388)	3,250
Accrued liabilities	21,327	36,394
Other long-term liabilities	(8,457)	33,952
Net cash provided by operating activities	14,895	191,479
Cash flows from investing activities:
Purchase of property and equipment	(102,133)	(54,404)
Proceeds from sale of assets	43,488	17,710
Cash paid for acquisitions, net of cash acquired	(606,974)	—
Net cash used in investing activities	(665,619)	(36,694)
Cash flows from financing activities:
Borrowings under revolving line of credit	100,000	—
Payments on revolving line of credit	(100,000)	—
Proceeds from issuance of long-term debt	461,719	33,873
Repayment of long-term debt	(96,473)	(56,321)
Proceeds from issuance of common stock	178,707	578
Cash distribution to noncontrolling interest holders	—	(1,000)
Debt issuance costs	(4,876)	—
Repurchase of common stock	—	(10,959)
Dividends paid	(9,334)	(8,707)
Other	(7,038)	(3,436)
Net cash provided by (used in) financing activities	522,705	(45,972)
Effect of exchange rate changes on cash and cash equivalents	300	(553)
Net change in cash and cash equivalents	(127,719)	108,260
Cash and cash equivalents at beginning of the period	326,744	120,286
Cash and cash equivalents at end of the period	$199,025	$228,546

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) attributable to Primoris adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of our interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; and (x) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income attributable to Primoris and diluted earnings per share attributable to Primoris, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income attributable to Primoris and diluted earnings per share attributable to Primoris, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	a	2021	2020
Net income attributable to Primoris as reported (GAAP)	$44,053	$43,941		$86,193	$73,163
Non-cash stock based compensation	1,661	528		4,046	1,730
Transaction/integration and related costs (1)	447	117		14,823	154
Amortization of intangible assets	4,645	2,152		13,474	6,835
Amortization of debt issuance costs	283	134		850	295
Unrealized (gain) loss on interest rate swap	(929)	(1,051)		(3,183)	3,856
Income tax impact of adjustments	(1,679)	(545)		(8,253)	(3,732)
Adjusted net income attributable to Primoris	$48,481	$45,276		$107,950	$82,301
Weighted average shares (diluted)	54,367	48,574		52,887	48,712
Diluted earnings per share	$0.81	$0.90		$1.63	$1.50
Adjusted diluted earnings per share	$0.89	$0.93		$2.04	$1.69

(1)	The nine months ended September 30, 2021, includes $5.1 million in stock compensation expense related to the acquisition of FIH.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) attributable to Primoris before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; and (v) change in fair value of contingent consideration liabilities. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income attributable to Primoris, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	a	2021	2020
Net income attributable to Primoris as reported (GAAP)	$44,053	$43,941		$86,193	$73,163
Interest expense, net	4,698	4,715		14,154	17,172
Provision for income taxes	16,710	17,947		32,694	29,883
Depreciation and amortization	27,163	20,665		78,865	62,558
EBITDA	92,624	87,268		211,906	182,776
Non-cash stock based compensation	1,661	528		4,046	1,730
Transaction/integration and related costs (1)	447	117		14,823	154
Adjusted EBITDA	$94,732	$87,913		$230,775	$184,660

(1)	The nine months ended September 30, 2021, includes $5.1 million in stock compensation expense related to the acquisition of FIH.

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Guidance for 2021

(In Thousands)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income attributable to Primoris to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2021.

	Estimated Range
	Full Year Ending
	December 31, 2021
Net income attributable to Primoris as reported (GAAP)	$111,900	$117,300
Non-cash stock based compensation	5,500	5,500
Transaction/integration and related costs	16,300	16,300
Amortization of intangible assets	18,100	18,100
Amortization of debt issuance costs	1,100	1,100
Unrealized (gain) loss on interest rate swap	(3,200)	(3,200)
Income tax impact of adjustments	(10,395)	(10,395)
Adjusted net income attributable to Primoris	$139,305	$144,705
Weighted average shares (diluted)	53,300	53,300
Diluted earnings per share	$2.10	$2.20
Adjusted diluted earnings per share	$2.61	$2.71